Exhibit 99.1

Spectrum Control Reports First Quarter Profit

Strong Growth in Frequency Control Products

Successful Integration of Amplifonix Acquisition

FAIRVIEW, Pa., March 17 /PRNewswire-FirstCall/ --

FlashResults
Spectrum Control, Inc. (SPEC)
(Numbers in Thousands, Except
Per Share Data)

	1st quarter ended 2/28/2005	YTD	1st quarter ended 2/29/2004	YTD

Sales	$21,142	$21,142	$17,125	$17,125
Net Income	$607	$607	$612	$612
Average Shares	13,154	13,154	13,150	13,150
EPS	$0.05	$0.05	$0.05	$0.05

          Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the first quarter ended February 28, 2005.

          For the first quarter of fiscal 2005, the Company generated net income of $607,000 or five cents per share on sales of $21,142,000, compared to net income of $612,000 or five cents per share on sales of $17,125,000 for the same period last year.

          Dick Southworth, the Company’s President and Chief Executive Officer, commented, “Despite very poor market conditions throughout the passive electronic components industry, our overall operating performance in the current quarter was comparable to a year ago.  Our first quarter performance was bolstered by strong growth in our frequency control product offerings, reflecting increased market demand for these products and the positive impact of our recent acquisitions.  Sales of frequency control products were $7.5 million in the first quarter of fiscal 2005, up $5.7 million from the first quarter of last year.  Although these products are used in numerous industries and applications, sales in the military/aerospace sector were particularly strong in the current quarter.  Shipments of our signal and power integrity products were down $2.4 million from a year ago, directly reflecting the overall weak market demand for passive electronic components.  With total consolidated sales below our previous expectations, we had poorer absorption of our fixed manufacturing overhead.  As a result, our gross margin was approximately 23% of sales in the current quarter, compared to approximately 26% for the same period last year.  Although we are disappointed by the overall profitability of our first quarter performance, the strength of our Frequency Control Products Group reaffirms our business strategy of product expansion and diversification.  We remain very confident that our Company is well-positioned for future sales growth and enhanced profitability.”

          Quarter Highlights

          Successful Integration of Amplifonix Acquisition
          On February 11, 2005, we acquired substantially all of the assets and assumed certain liabilities of Amplifonix, Inc. (“Amplifonix”).  Amplifonix, based in Philadelphia, Pennsylvania, is a designer and manufacturer of radio frequency (“RF”) amplifiers, switches, detectors, integrated systems, and voltage controlled oscillators.  These products are primarily used in military and aerospace applications including military aircraft, secure communications, missiles, radar and defense systems.  The acquisition significantly expands our microwave product offerings and capabilities, particularly in the area of hybrid amplifiers.  As a result of offering a more comprehensive RF and microwave product line to customers, we believe that we can gain market share and increase revenues.  In addition, we believe that our low-cost manufacturing capability and established sales channels will provide additional revenue opportunities and improved profitability for Amplifonix products.

          The aggregate cash purchase price for Amplifonix was $10.3 million, including legal fees and other costs directly related to the acquisition.  The purchase price was entirely funded through our available cash reserves.  During the first quarter of fiscal 2005, we successfully integrated this acquisition into our Frequency Control Products Group, with Amplifonix receiving $1.3 million of customer orders, generating $802,000 of shipments, and being immediately accretive to our overall profitability.

          Strong Financial Position
          After expending $10.3 million of cash for the acquisition of Amplifonix, our liquidity and financial position remain strong.  At February 28, 2005, our cash and cash equivalents were $7.0 million, our current ratio was 5.66 to 1.00, our total borrowed funds were only $2.0 million, and our total debt to equity was 0.17 to 1.00.

          Current Business Outlook
          Mr. Southworth stated, “Overall market conditions remain unpredictable, with extremely short lead times and limited visibility from customers.  In recent weeks, however, market demand has demonstrated some improvement.  Based upon this improvement and our current customer order backlog, we presently expect our 2005 second quarter sales to approximate $25.5 million.  If this shipment level is attained in the second quarter, we would expect our profitability to be significantly better than our first quarter performance.  With the three business acquisitions that we have consummated during the past 12 months, we also expect to incur ongoing costs for their continued integration and consolidation.  Throughout fiscal 2005, we will also incur additional accounting and administrative costs associated with our full compliance with the provisions of the Sarbanes-Oxley Act.  As a result, we expect our second quarter 2005 profitability to be slightly below the 12 cents per share earned in the second quarter of last year.  On a long-term basis, we firmly believe that the Company is strategically positioned for dynamic growth and enhanced shareholder value,” he concluded.

          Forward-Looking Information
          This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

          Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

          Simultaneous Webcast and Teleconference Replay
          Spectrum Control, Inc. will host a teleconference to discuss its first quarter results on Thursday, March 17, 2005, at 4:45 p.m., Eastern Time.  Internet users will be able to access a simultaneous webcast of the teleconference at http://www.spectrumcontrol.com or http://www.vcall.com . A taped replay of the call will be available through March 18, 2005 at 877-660-6853, access account 286, conference 142574, or for 30 days over the Internet at the Company’s website.

          Business Segment Description
          Our operations are currently conducted in three reportable segments: signal integrity products; power integrity products and management systems; and frequency control products. Our Signal Integrity Products Group designs and manufacturers a broad range of low pass electromagnetic interference (“EMI”) filters, surface mount EMI filters, filtered arrays, filtered connectors, gaskets, specialty ceramic capacitors, and our recently developed motor line feed-thru (“MLFT”) filters.  Our Power Integrity Products and Management Systems Group designs and manufacturers numerous power integrity products (power line filters, power entry modules, multisection filters, power terminal blocks, and customer power filter assemblies) and power management systems (power distribution units, remote power management systems, fuse interface panels, breaker interface panels, and custom power distribution systems). Our Frequency Control Products Group designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguides, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and systems.

          About Spectrum Control
          Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company’s largest markets are telecommunications equipment and military/aerospace. For more information about Spectrum Control and its products, please visit the Company’s website at http://www.spectrumcontrol.com .

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar Amounts in Thousands)

	February 28, 2005	November 30, 2004

Assets
Current assets
Cash and cash equivalents	$6,968	$17,535
Accounts receivable, net	15,884	15,484
Inventories	16,392	15,372
Prepaid expenses and other current assets	3,110	2,471

Total current assets	42,354	50,862
Property, plant and equipment, net	18,784	15,966
Noncurrent assets
Goodwill	26,292	22,019
Other	3,628	2,502

Total assets	$91,058	$91,349

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,814	$4,238
Accrued liabilities	2,282	3,943
Current portion of long-term debt	390	390

Total current liabilities	7,486	8,571
Long-term debt	1,657	1,716
Deferred income taxes	4,322	4,220
Stockholders’ equity	77,593	76,842

Total liabilities and stockholders’ equity	$91,058	$91,349

Spectrum Control, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

(Amounts in Thousands Except Per Share Data)

	For the Three Months Ended

	February 28, 2005	February 29, 2004

Net sales	$21,142	$17,125
Cost of products sold	16,219	12,725

Gross margin	4,923	4,400
Selling, general and administrative expense	3,957	3,436

Income from operations	966	964
Other income (expense)
Interest expense	(38)	(29)
Other income and expense, net	71	52

	33	23

Income before provision for income taxes	999	987
Provision for income taxes	392	375

Net income	$607	$612

Earnings per common share:
Basic	$0.05	$0.05

Diluted	$0.05	$0.05

Average number of common shares outstanding:
Basic	13,034	12,980

Diluted	13,154	13,150

Spectrum Control, Inc. and Subsidiaries
Selected Financial Data
(Unaudited)

	For the Three Months Ended

	February 28, 2005	February 29, 2004

Selected Financial Data, as a Percentage of Net Sales:
Net sales	100.0%	100.0%
Cost of products sold	76.7	74.3

Gross margin	23.3	25.7
Selling, general and administrative expense	18.7	20.1

Income from operations	4.6	5.6
Other income (expense)
Interest expense	(0.2)	(0.1)
Other income and expense, net	0.3	0.3

Income before provision for income taxes	4.7	5.8
Provision for income taxes	1.8	2.2

Net income	2.9%	3.6%

Selected Operating Segment Data:
(Dollar Amounts in Thousands)
Signal integrity products:
Customer orders received	$9,018	$10,549
Net sales	9,858	10,635
Power integrity products and management systems:
Customer orders received	4,619	4,492
Net sales	3,741	4,646
Frequency control products:
Customer orders received	8,137	2,174
Net sales	7,543	1,844

SOURCE  Spectrum Control, Inc.
          -0-                                                            03/17/2005
          /CONTACT:  Investor Relations, John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
          /First Call Analyst: /
          /FCMN Contact: /
          /Web site:     http://www.spectrumcontrol.com
                               http://www.vcall.com /